Exhibit 99.1
Cronos Group Reports 2020 Fourth Quarter and Full-Year Results

Announces plans to launch Happy Dance™ in ULTA Beauty™

Cronos Israel continues to grow the PEACE NATURALS™ brand in the Israeli medical cannabis market

Preserves robust balance sheet with approximately USD$1.3 billion in cash and short-term investments

TORONTO, February 26, 2021 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos Group” or the “Company”), today announces its 2020 fourth quarter and full-year business results.

“Our fourth quarter 2020 results are the summation of the hard work and perseverance the Company has put into this past year despite the challenges of 2020. As we look to 2021, I’m incredibly excited about the teams we have supporting our brands and the breakthrough research and development ("R&D"), innovation and exciting marketing campaigns Cronos Group plans to execute on. We are poised to build upon the growth we experienced in 2020 as we continue to push cannabinoid innovation and differentiated product offerings under our portfolio of brands,” said Kurt Schmidt, President and CEO of Cronos Group. “My goals this year will be to focus on building a winning team by fostering a collaborative, performance-driven culture; continue to focus on creating disruptive technology and innovation; grow and develop our brands and strengthen our ability to compete through R&D, strategic global infrastructure and engaging in the legislative process in key markets.”

Financial Results

(in thousands of USD)	Three months ended December 31,	Change	Year ended December 31,	Change
2020	2019	$	%	2020	2019	$	%
Net revenue
United States	$3,506	$2,689	$817	30%	$9,495	$3,364	$6,131	182%
Rest of World	13,540	4,619	8,921	193%	37,224	20,386	16,838	83%
Consolidated net revenue	17,046	7,308	9,738	133%	46,719	23,750	22,969	97%

Gross profit (loss)	$(14,898)	$(20,108)	$5,210	(26)%	$(25,833)	$(17,597)	$(8,236)	47%
Gross margin	(87)%	(275)%	N/A	188	pp	(55)%	(74)%	N/A	19	pp

Adjusted EBITDA (i)	$(53,133)	$(51,674)	$(1,459)	3%	$(147,253)	$(98,308)	$(48,945)	50%

Other Data
Cash and cash equivalents(ii)	$1,078,023	$1,199,693	$(121,670)	(10)%
Short-term investments (ii)	211,766	306,347	(94,581)	(31)%
Capital expenditures	10,963	757	10,206	1348%	35,391	38,953	(3,562)	(9)%
(i)  See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)
(ii)  Dollar amounts are as of the last day of the period indicated

Fourth Quarter 2020
•Net revenue of $17.0 million in Q4 2020 increased by $9.7 million from Q4 2019. The increase year-over-year was primarily driven by continued growth in the adult-use market in Canada, sales in the Israeli medical market and growth in our U.S. segment. Partially offset by non-recurring wholesale revenue in the Canadian market in Q4 2019 and strategic price reductions on various adult-use cannabis products in Canada in Q4 2020.
•Gross loss of $14.9 million in Q4 2020 decreased by $5.2 million from Q4 2019. The decrease in losses year-over-year was primarily driven by a decline in inventory write-downs and increased gross profit in the U.S. segment. Offset by third party purchased flower associated with adult-use products in Canada and a decline in wholesale sales in Q4 2020 versus Q4 2019.
•The Company incurred an inventory write-down in Q4 2020 of $15.0 million on dried cannabis and cannabis extracts, primarily driven by cannabis product price compression in the Canadian market. The Company may incur further inventory write-downs due to pricing pressures in the marketplace.
•Adjusted EBITDA loss of $53.1 million in Q4 2020 increased by $1.5 million from Q4 2019. The increase in losses year-over-year was primarily driven by an increase in general and administrative expenses and an increase in R&D spending.
•Capital expenditures of $11.0 million in Q4 2020 increased by $10.2 million from Q4 2019. The increase year-over-year was primarily driven by spending at the Company's Peace Naturals campus, Cronos Fermentation, our Israeli facility, and our new ERP system.

Full-Year 2020
•Net revenue of $46.7 million in Full-Year 2020 increased by $23.0 million from Full-Year 2019. The increase year-over-year was primarily driven by continued growth in the adult-use market in Canada, growth in our U.S. segment, which included a full-year of the Redwood business as opposed to 117 days in Full-Year 2019, and sales in the Israeli medical market. Partially offset by non-recurring wholesale revenue in the Canadian market in Full-Year 2019 and strategic price reductions on various adult-use cannabis products in Canada in Full-Year 2020.
•Gross loss of $25.8 million in Full-Year 2020 increased by $8.2 million from Full-Year 2019. The increase in losses year-over-year was primarily driven by third party purchased flower associated with adult-use products in Canada and a decline in wholesale sales in Full-Year 2020 versus Full-Year 2019. Partially offset by increased gross profit in the U.S. segment due to a full year of results from the Redwood business and a decrease in inventory write-downs in the ROW segment.

•The Company incurred an inventory write-down in Full-Year 2020 of $26.1 million, on dried cannabis and cannabis extracts, primarily driven by cannabis product price compression in the Canadian market. The Company may incur further inventory write-downs due to pricing pressures in the marketplace.
•Adjusted EBITDA loss of $147.3 million in Full-Year 2020 increased by $48.9 million from Full-Year 2019. The increase in losses year-over-year was primarily driven by an increase in gross loss, increased general and administrative expenses, higher sales and marketing costs related to brand development and R&D spending.
•Capital expenditures of $35.4 million in Full-Year 2020 decreased by $3.6 million from Full-Year 2019. The decrease year-over-year was primarily driven by a reduction in spending at the Company's Peace Naturals campus and Cronos Israel. Partially offset by an increase in spending at Cronos Fermentation.

Business Updates

Brand Portfolio

Happy Dance™ continues its expansion by securing its first major U.S. retailer, ULTA Beauty™. The full collection of Happy Dance™ products is expected to launch online at ULTA.com and in-store in over 550 ULTA Beauty™ locations across the U.S. in the coming weeks. Happy Dance™ was co-founded by actress and New York Times best-selling author Kristen Bell and features an easy-to-use line of clean, vegan and cruelty-free U.S. hemp-derived CBD bath and body products including an All-Over Whipped Body Butter + CBD, Head-to-Toe Coconut Melt + CBD and Stress Away Bath Bomb + CBD.

During 2020, Cronos Israel received all certifications and licenses required for the cultivation, production and marketing of dried flower, pre-rolls and oils in Israel and currently has PEACE NATURALS™ dried flower and oils in market. On January 11, 2021, the PEACE NATURALS™ brand was recognized by the Israeli Marketing Association and was given the 2020 Innovation Award for its successful marketing strategy in 2020, which led to increased brand exposure. The marketing campaign gained this accolade for standing out amongst its peers by focusing on the high-quality nature of PEACE NATURALS™ products. In February 2021, Cronos Israel signed a distribution agreement with the largest pharmacy chain in Israel, Super-Pharm, which has over 250 branches in Israel. Cronos Israel continues to build distribution and brand awareness through a growing network of pharmacies.

Global Supply Chain

In 2020, Cronos Growing Company Inc. ("Cronos GrowCo"), the Company's joint venture in Canada, fully completed construction of its production facility, including all fixtures within the greenhouse and all post-harvest activity areas. In November 2020, Cronos GrowCo obtained a cultivation license for the operations contemplated by the first phase of the project. The Company expects the facility to become operational in phases beginning in the first half of 2021.

Throughout 2020, Natuera, the Company’s joint venture in Latin America, a fully licensed operation in Colombia for hemp and cannabis derived bulk, consumer, and medicinal cannabinoid products, continued to achieve significant operational milestones. In addition to completing a number of test exports of hemp-derived CBD extract to both the U.S. and the United Kingdom for business development and R&D purposes over the course of 2020, during the fourth quarter of 2020, Natuera completed its first export of hemp-derived CBD extract to the U.S. for commercial purposes.

Update on COVID-19

Cronos Group’s manufacturing sites have adjusted and continue to develop in order to comply with the current COVID-19 guidelines provided by governmental authorities. In the U.S., while online sales have continued despite facing pressure, certain beauty and other retailers have temporarily closed physical boutique locations. State specific limitations on retail capacity have also reduced the ability of larger retailers to offer in-store brand education for the Company’s products. Revenue in the Rest of World segment was not materially impacted by the effects of COVID-19 during the three months or year ended December 31, 2020. However, prolonged closures of retail stores due to government mandated lockdowns as well as the changes in consumer purchasing behavior in Canada during the COVID-19 pandemic are expected to have a negative impact on the Company’s short-term revenue growth in Canada.

Rest of World Results

Cronos Group’s Rest of World reporting segment includes results of the Company’s operations for all markets outside of the U.S.

(in thousands of USD)	Three months ended December 31,	Change	Year ended December 31,	Change
2020	2019	$	%	2020	2019	$	%
Cannabis flower	$11,559	$2,833	$8,726	308%	$27,932	$15,020	$12,912	86%
Cannabis extracts	1,938	1,875	63	3%	8,759	5,338	3,421	64%
Other	43	(89)	132	148%	533	28	505	1,804%
Net revenue	13,540	4,619	8,921	193%	37,224	20,386	16,838	83%

Gross profit (loss)	$(16,723)	$(21,538)	$4,815	(22)%	$(29,993)	$(19,470)	$(10,523)	54%
Gross margin	(124)%	(466)%	N/A	342	pp	(81)%	(96)%	N/A	15	pp

Adjusted EBITDA(i)	$(36,350)	$(47,343)	$10,993	(23)%	$(98,349)	$(84,826)	$(13,523)	16%
 (i)  See “Non-GAAP Measures” for more information, including a reconciliation to adjusted EBITDA

Fourth Quarter 2020
•Net revenue of $13.5 million in Q4 2020 increased by $8.9 million from Q4 2019. The increase year-over-year was primarily driven by continued growth in the adult-use market in Canada and sales in the Israeli medical market. Partially offset by non-recurring wholesale revenue in the Canadian market in Q4 2019 and strategic price reductions on various adult-use cannabis products in Canada in Q4 2020.
•Gross loss of $16.7 million in Q4 2020 decreased by $4.8 million from Q4 2019. The decrease in losses year-over-year was primarily driven by a decline in inventory write-downs. Offset by third party purchased flower associated with adult-use products in Canada and a decline in wholesale sales in Q4 2020 versus Q4 2019.
•The Company incurred an inventory write-down in Q4 2020 of $15.0 million, on dried cannabis and cannabis extracts, primarily driven by cannabis product price compression in the Canadian market. The Company may incur further inventory write-downs due to pricing pressures in the marketplace.
•Adjusted EBITDA loss of $36.4 million in Q4 2020 decreased by $11.0 million from Q4 2019. The improvement year-over-year was primarily driven by a decline in gross loss, reduced sales and marketing costs and a decline in general and administrative expenses.

Full-Year 2020
•Net revenue of $37.2 million in Full-Year 2020 increased by $16.8 million from Full-Year 2019. The increase year-over-year was primarily driven by continued growth in the adult-use market in Canada and sales in the Israeli medical market. Partially offset by non-recurring wholesale revenue in the Canadian market in Full-Year 2019 and strategic price reductions on various adult-use cannabis products in Canada in Full-Year 2020.
•Gross loss of $30.0 million in Full-Year 2020 increased by $10.5 million from Full-Year 2019. The increase in losses year-over-year was primarily driven by third party purchased flower associated with adult-use products in Canada and a decline in wholesale sales in Full-Year 2020 versus Full-Year 2019. The Company anticipates that gross margin will continue to fluctuate as price and mix change from quarter-to-quarter.
•The Company incurred an inventory write-down in Full-Year 2020 of $26.1 million, on dried cannabis and cannabis extracts, primarily driven by cannabis product price compression in the Canadian market. The Company may incur further inventory write-downs due to pricing pressures in the marketplace.
•Adjusted EBITDA loss of $98.3 million in Full-Year 2020 increased by $13.5 million from Full-Year 2019. The increase in losses year-over-year was primarily driven by an increase in gross loss, increased R&D spending, increased general and administrative expenses, and higher sales and marketing costs related to brand development.

United States Results

Cronos Group’s U.S. reporting segment includes results of the Company’s operations for all brands and products in the U.S.

(in thousands of USD)	Three months ended December 31,		Change		Year ended December 31,		Change
	2020	2019	$	%	2020	2019	$	%
Net revenue	$3,506	2,689	$817	30%	$9,495	$3,364	$6,131	182%

Gross profit (loss)	$1,825	$1,430	$395	28%	$4,160	$1,873	$2,287	122%
Gross margin	52%	53%	N/A	(1) pp	44%	56%	N/A	(12)	pp

Adjusted EBITDA(i)	$(11,765)	$(1,192)	$(10,573)	887%	$(28,019)	$(1,703)	$(26,316)	1,545%
 (i)  See “Non-GAAP Measures” for more information, including a reconciliation to adjusted EBITDA

Fourth Quarter 2020
•Net revenue of $3.5 million in Q4 2020 increased by $0.8 million from Q4 2019. The increase year-over-year was primarily driven by growth in existing product lines and introductions of new hemp-derived CBD products.
•Gross profit of $1.8 million in Q4 2020 increased by $0.4 million from Q4 2019.
•Adjusted EBITDA loss of $11.8 million in Q4 2020 increased by $10.6 million from Q4 2019. The increase in losses year-over-year was primarily driven by higher sales and marketing costs related to brand development and increased general and administrative expenses.

Full-Year 2020
•Net revenue of $9.5 million in Full-Year 2020 increased by $6.1 million from Full-Year 2019. The increase year-over-year was primarily driven by a full-year of the Redwood business as opposed to 117 days in Full-Year 2019 and the growth in existing product lines and introductions of new hemp-derived CBD products. A significant amount of the U.S. Segment's FY 2020 revenue was earned during the fourth quarter as a result of increased sales in the direct-to-consumer channel driven by holiday sales.
•Gross profit of $4.2 million in Full-Year 2020 increased by $2.3 million from Full-Year 2019.
•Adjusted EBITDA loss of $28.0 million in Full-Year 2020 increased by $26.3 million from Full-Year 2019. The increase in losses year-over-year was primarily driven by higher sales and marketing costs related to brand development and increased general and administrative expenses.

Conference Call

The Company will host a conference call and live audio webcast on Friday, February 26, 2021 at 8:30 a.m. EST to discuss 2020 fourth quarter and full-year business results and outlook. The call will last approximately one hour. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the conference call are provided below:

•Live audio webcast: https://ir.thecronosgroup.com/events-presentations
•Toll Free from the U.S. and Canada dial-in: (866) 795-2258
•International dial-in: (409) 937-8902
•Conference ID: 1192729

About Cronos Group

Cronos Group is an innovative global cannabinoid company with international production and distribution across five continents. Cronos Group is committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos Group is building an iconic brand portfolio. Cronos Group’s portfolio includes PEACE NATURALS™, a global health and wellness platform, two adult-use brands, COVE™ and Spinach™, and three hemp-derived CBD brands, Lord Jones™, Happy Dance™ and PEACE+™. For more information about Cronos Group and its brands, please visit: www.thecronosgroup.com.

Forward-looking statements

This press release may contain information that may constitute forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:

•the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States ("U.S.") state and federal law to U.S. hemp (including CBD) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over U.S. hemp (including CBD) products;
•the laws and regulations and any amendments thereto relating to U.S. hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the U.S. Department of Agriculture and relevant state regulatory authorities;
•the grant, renewal and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our international activities and joint venture interests, including required regulatory approvals and licensing, anticipated costs and timing, and expected impact;
•our ability to successfully create and launch brands and further create, launch and scale U.S. hemp-derived consumer products and cannabis products;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis including CBD and other cannabinoids;
•expectations regarding the implementation and effectiveness of key personnel changes;
•the anticipated benefits and impact of the Altria's C$2.4 billion (approximately $1.8 billion) investment in us (the “Altria Investment”);
•the potential exercise of the warrant held by Altria, pre-emptive rights and/or top-up rights in connection with the Altria Investment, including proceeds to us that may result therefrom;

•expectations regarding the use of proceeds of equity financings, including the proceeds from the Altria Investment;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership with Ginkgo Bioworks, Inc.;
•our ability to execute on our strategy and the anticipated benefits of such strategy;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the future performance of our business and operations;
•our competitive advantages and business strategies;
•the competitive conditions of the industry;
•the expected growth in the number of customers using our products;
•our ability or plans to identify, develop, commercialize or expand our technology and R&D initiatives in cannabinoids, or the success thereof;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom, including the proposed sale of our Original B.C. Ltd. (“OGBC”) production facility;
•expectations regarding revenues, expenses and anticipated cash needs;
•expectations regarding cash flow, liquidity and sources of funding;
•expectations regarding capital expenditures;
•the expansion of our production and manufacturing, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the expected growth in our growing, production and supply chain capacities;
•expectations regarding the resolution of litigation and other legal and regulatory proceedings, reviews and investigations;
•expectations with respect to future production costs;
•expectations with respect to future sales and distribution channels and networks;
•the expected methods to be used to distribute and sell our products;
•the anticipated future gross margins of our operations;
•accounting standards and estimates;
•our ability to timely and effectively remediate any material weaknesses in our internal control over financial reporting; and
•expectations regarding the costs and benefits associated with our contracts and agreements with third parties, including under our third-party supply and manufacturing agreements.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (ii) management’s perceptions of historical trends, current conditions and expected future developments; (iii) our ability to generate cash flow from operations; (iv) general economic, financial market, regulatory and political conditions in which we operate; (v) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (vi) consumer interest in our products; (vii) competition; (viii) anticipated and unanticipated costs; (ix) government regulation of our activities and products including, but not limited, to the areas of taxation and environmental protection; (x) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xi) our ability to obtain qualified staff, equipment and services in a timely and cost-efficient manner; (xii) our ability to conduct operations in a safe, efficient and effective manner; (xiii) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our recent acquisitions into our existing operations; (xiv) our ability to complete planned dispositions, including the sale of OGBC, and, if completed, obtain our anticipated sales price; and (xv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, the risk that the COVID-19 pandemic may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; the risk that we will not complete planned dispositions, including the sale of OGBC, or, if completed, obtain our anticipated sales price; the implementation and effectiveness of key personnel changes; future levels of revenues; consumer demand for cannabis and U.S. hemp products; our ability to manage disruptions in credit markets or changes to our credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; business strategies, growth opportunities and expected investment; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan (either within the expected timeframe or at all); the potential effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the anticipated effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; changes in regulatory requirements in relation to our business and products; and the factors discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned that the Forward-Looking Statements may not be appropriate for any other purpose. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Consolidated Balance Sheets
As of December 31, 2020 and 2019
(In thousands of USD)

	As of December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$1,078,023	$1,199,693
Short-term investments	211,766	306,347
Accounts receivable	8,928	4,638
Other receivables	10,033	7,232
Current portion of loans receivable	7,083	4,664
Prepaids and other assets	11,161	9,395
Inventory, net	44,002	38,043
Held-for-sale assets	1,176	3,248
Total current assets	1,372,172	1,573,260
Investments in equity accounted investees	19,235	557
Advances to joint ventures	467	19,437
Loans receivable, net	87,191	44,967
Property, plant and equipment	187,599	159,948
Right-of-use assets	9,776	6,546
Intangible assets	69,720	71,235
Goodwill	179,522	214,492
Total assets	$1,925,682	$2,090,442

Liabilities
Current liabilities
Accounts payable and other liabilities	$42,102	$35,301
Current portion of lease obligation	1,322	427
Derivative liabilities	163,410	297,160
Total current liabilities	206,834	332,888
Due to non-controlling interests	2,188	1,844
Lease obligation	8,492	6,680
Total liabilities	217,514	341,412
Commitments and contingencies
Shareholders’ equity
Share capital	569,260	561,165
Additional paid-in capital	34,596	23,234
Retained earnings	1,064,509	1,137,646
Accumulated other comprehensive income	42,999	27,838
Total equity attributable to shareholders of Cronos Group	1,711,364	1,749,883
Non-controlling interests	(3,196)	(853)
Total shareholders' equity	1,708,168	1,749,030
Total liabilities and shareholders' equity	$1,925,682	$2,090,442
See notes to consolidated financial statements.

Cronos Group Inc.
Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
For the years ended December 31, 2020, 2019 and 2018
(In thousands of USD, except share and per share amounts)

	Year ended December 31,
	2020	2019	2018
Net revenue, before excise taxes	$54,353	$25,639	$13,234
Excise taxes	(7,634)	(1,889)	(1,113)
Net revenue	46,719	23,750	12,121
Cost of sales	46,497	12,174	5,908
Inventory write-down	26,055	29,173	—
Gross profit (loss)	(25,833)	(17,597)	6,213
Operating expenses
Sales and marketing	34,386	23,048	2,537
Research and development	20,366	12,155	1,814
General and administrative	80,529	49,271	13,349
Share-based payments	15,361	11,619	8,151
Depreciation and amortization	2,872	2,090	807
Repurposing charges	—	5,328	—
Total operating expenses	153,514	103,511	26,658
Operating loss	(179,347)	(121,108)	(20,445)
Other income (expense)
Interest income, net	18,415	27,969	81
Gain on revaluation of derivative liabilities	129,254	1,276,819	—
Impairment loss on goodwill and intangible assets	(40,000)	—	—
Gain on disposal of other investments	4,789	16,277	164
Share of loss from investments in equity accounted investees	(4,510)	(2,009)	(723)
Financing and transaction costs	(40)	(32,208)	—
Other income (loss)	(1,834)	197	—
Total other income (expense)	106,074	1,287,045	(478)
Income (loss) before income taxes	(73,273)	1,165,937	(20,923)
Income tax expense	1,347	—	—
Income (loss) from continuing operations	(74,620)	1,165,937	(20,923)
Loss from discontinued operations	(650)	(363)	(894)
Net income (loss)	$(75,270)	$1,165,574	$(21,817)
Net income (loss) attributable to:
Cronos Group	$(73,137)	$1,166,506	$(21,636)
Non-controlling interests	(2,133)	(932)	(181)
	$(75,270)	$1,165,574	$(21,817)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	$14,951	$37,687	$(12,337)
Gain on revaluation and disposal of other investments, net of tax	—	—	3
Total other comprehensive income (loss)	14,951	37,687	(12,334)
Comprehensive income (loss)	$(60,319)	$1,203,261	$(34,151)
Comprehensive income (loss) attributable to:
Cronos Group	$(57,976)	$1,204,214	$(33,964)
Non-controlling interests	(2,343)	(953)	(187)
	$(60,319)	$1,203,261	$(34,151)
Net income (loss) per share
Basic	$(0.21)	$3.76	$(0.12)
Diluted	(0.21)	3.33	(0.12)
Weighted average number of outstanding shares
Basic	351,576,848	310,067,179	172,269,170
Diluted	351,576,848	342,811,992	172,269,170
See notes to consolidated financial statements.

Cronos Group Inc.
Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
For the three months ended December 31, 2020 and 2019
(In thousands of USD, except share and per share amounts, unaudited)

	Three months ended December 31,
	2020	2019
Net revenue, before excise taxes	$19,956	$7,915
Excise taxes	(2,910)	(607)
Net revenue	17,046	7,308
Cost of sales	16,913	3,667
Inventory write-down	15,031	23,749
Gross profit (loss)	(14,898)	(20,108)
Operating expenses
Sales and marketing	13,537	13,325
Research and development	7,411	6,079
General and administrative	19,481	14,284
Share-based payments	2,463	3,670
Depreciation and amortization	620	775
Repurposing charges	—	5,328
Total operating expenses	43,512	43,461
Operating loss	(58,410)	(63,569)
Other income (expense)
Interest income (expense)	3,149	7,514
Gain (loss) on revaluation of derivative liabilities	(53,541)	118,811
Gain on disposal of other investments	46	34
Share of income (loss) from investments in equity accounted investees	(1,217)	(505)
Financing and transaction costs	—	(524)
Other income (loss)	(1,249)	50
Total other income (expense)	(52,812)	125,380
Income (loss) before income taxes	(111,222)	61,812
Income tax recovery (expense)	359	(58)
Income (loss) from continuing operations	(111,581)	61,870
Loss from discontinued operations	(131)	(300)
Net income (loss)	$(111,712)	$61,570
Net income (loss) attributable to:
Cronos Group	$(111,233)	$62,005
Non-controlling interests	(479)	(435)
	$(111,712)	$61,570
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	$50,605	$28,263
Total other comprehensive income (loss)	50,605	28,263
Comprehensive income (loss)	(61,107)	89,833
Comprehensive income (loss) attributable to:
Cronos Group	(60,414)	90,285
Non-controlling interests	(693)	(452)
	$(61,107)	$89,833
Net income (loss) per share
Basic	$(0.31)	$0.18
Diluted	(0.31)	0.17
Weighted average number of outstanding shares
Basic	358,068,549	345,981,864
Diluted	358,068,549	375,318,457
See notes to consolidated financial statements.

Cronos Group Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2020, 2019, and 2018
(In thousands of USD)

	Year ended December 31,
	2020	2019	2018
Operating activities
Net (loss) income	$(75,270)	$1,165,574	$(21,817)
Items not affecting cash:
Gain on revaluation of derivative liabilities	(129,254)	(1,276,819)	—
Impairment on goodwill and intangible assets	40,000	—	—
Inventory write-down	26,055	29,173	—
Provisions for inventory and doubtful accounts	3,741	136	—
Share-based payments	15,361	11,619	8,151
Depreciation and amortization	7,045	3,913	1,937
Share of loss from investments in equity accounted investees	4,510	2,009	723
Gain on disposal of other investments	(4,789)	(16,277)	(164)
Non-cash sales and marketing	2,863	410	—
Income tax expense	1,347	—	—
Non-cash repurposing costs	—	4,439	—
Other non-cash operating activity expense (income)	(123)	(243)	(9)
Net changes in non-cash working capital	(33,943)	(54,208)	3,662
Net cash provided by (used in) operating activities	(142,457)	(130,274)	(7,517)
Investing activities
Proceeds from (purchase of) short-term investments, net	95,404	(299,923)	—
Investments in equity accounted investees	—	(1,658)	(480)
Proceeds from sale of other investments	4,789	19,614	747
Advances to joint ventures	—	(15,135)	(5,358)
Purchase of property, plant and equipment, net of disposals	(31,412)	(38,664)	(88,308)
Purchase of intangible assets	(3,979)	(289)	(278)
Acquisition of Redwood	—	(224,295)	—
Advances on loans receivable	(44,652)	(43,337)	—
Other non-cash investing activity expense (income)	—	415	(231)
Net cash provided by (used in) investing activities	20,150	(603,272)	(93,908)
Financing activities
Advance to non-controlling interests	(1,019)	—	—
Repayment of lease obligations	(2,414)	(919)	—
Withholding taxes paid on equity awards	(2,148)	(915)	(16)
Proceeds from Altria Investment	—	1,809,556	—
Proceeds from exercise of Top-up Rights	—	67,051	—
Proceeds from exercise of warrants and options	116	1,455	2,612
Proceeds from share issuance	—	—	115,510
Share issuance costs	—	(3,722)	(7,577)
Proceeds from construction loan payable	—	—	11,583
Repayment of construction loan payable	—	(15,971)	—
Advance under Credit Facility	—	48,715	—
Repayment of Credit Facility	—	(48,309)	—
Net cash provided by (used in) financing activities	(5,465)	1,856,941	122,112
Effect of foreign currency translation on cash and cash equivalents	6,102	52,371	(4,085)
Increase in cash and cash equivalents	(121,670)	1,175,766	16,602
Cash and cash equivalents, beginning of period	1,199,693	23,927	7,325
Cash and cash equivalents, end of period	$1,078,023	$1,199,693	$23,927
See notes to consolidated financial statements.

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the U.S. (“US GAAP”). This press release refers to measures not recognized under US GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by US GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding US GAAP measures to provide additional information regarding our results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported US GAAP measure.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure which excludes non-cash items or items that do not reflect management’s assessment of on-going business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense, depreciation and amortization adjusted for: impairment loss on goodwill and intangible assets, repurposing charges, financing and transaction costs, loss (gain) on revaluation of derivative liabilities, loss (gain) on disposal of investments, share of loss (income) from equity accounted investees, loss from discontinued operations, other loss (income), review costs related to the restatement of the Company’s 2019 interim financial statements, the Company’s responses to the reviews of such interim financial statements by various regulatory authorities and legal costs defending shareholder class action complaints brought against the Company as a result of the restatement, and share-based payments.

Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of year-over-year results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. As a result of the appointment of Mr. Schmidt as President and Chief Executive Officer in September 2020 and a review of how management looks at the business, Adjusted EBITDA is now the primary metric upon which management views the consolidated business performance and results year-over-year.

Adjusted EBITDA by segment
Management also reviews adjusted earnings (loss) before interest, tax, depreciation and amortization by segment (“Adjusted EBITDA by segment”), a non-GAAP measure which excludes non-cash items or items that do not reflect management’s assessment of on-going business performance. Corporate expenses are removed from Adjusted EBITDA by segment. Corporate expenses are expenses that relate to the consolidated business. The Company’s method of allocating corporate expenses is refined periodically. Management defines Adjusted EBITDA by segment as net income (loss) by segment before interest, tax expense, depreciation and amortization adjusted for the same items that are adjusted in consolidated Adjusted EBITDA.

Management believes that Adjusted EBITDA by segment provides useful insight into underlying segment trends and results and provides a more meaningful comparison of year-over-year segment results. Management uses Adjusted EBITDA by segment for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. As a result of the appointment of Mr. Schmidt as President and Chief Executive Officer in September 2020 and a review of how management looks at the business by segment, Adjusted EBITDA by segment is now the primary metric upon which management views the segment performance and results year-over-year.

Adjusted EBITDA is reconciled to net income (loss) as follows for the years ended December 31, 2020 and 2019:

(in thousands of USD)	Year ended December 31, 2020
	US	ROW	Corporate Expenses	Total
Net income (loss)	$(77,368)	$32,671	$(30,573)	$(75,270)
Adjustments
Interest expense (income), net	18	(18,433)	—	(18,415)
Income tax expense	323	1,024	—	1,347
Impairment loss on goodwill and intangible assets	40,000	—	—	40,000
Financing and transaction costs	40	—	—	40
Gain on revaluation of derivative liabilities	—	(129,254)	—	(129,254)
Gain on disposal of other investments	—	(4,789)	—	(4,789)
Share of loss from equity accounted investees	—	4,510	—	4,510
Loss from discontinued operations	—	650	—	650
Other loss (income)	20	1,814	—	1,834
Review costs related to restatement of 2019 interim financial statements	—	—	9,688	9,688
Share-based payments	8,714	6,647	—	15,361
Adjusted EBIT	(28,253)	(105,160)	(20,885)	(154,298)
Adjustments
Depreciation and amortization	234	6,811	—	7,045
Adjusted EBITDA	$(28,019)	$(98,349)	$(20,885)	$(147,253)

(in thousands of USD)	Year ended December 31, 2019
	US	ROW	Corporate Expenses	Total
Net income (loss)	$(3,070)	$1,180,241	$(11,597)	$1,165,574
Adjustments
Interest income, net	(6)	(27,963)	—	(27,969)
Repurposing charges	—	7,268	—	7,268
Financing and transaction costs	117	32,091	—	32,208
Gain on revaluation of derivative liabilities	—	(1,276,819)	—	(1,276,819)
Gain on disposal of other investments	—	(16,277)	—	(16,277)
Share of loss from equity accounted investees	—	2,009	—	2,009
Loss from discontinued operations	—	363	—	363
Other loss (income)	182	(197)	(182)	(197)
Share-based payments	900	10,719	—	11,619
Adjusted EBIT	(1,877)	(88,565)	(11,779)	(102,221)
Adjustments
Depreciation and amortization	174	3,739	—	3,913
Adjusted EBITDA	$(1,703)	$(84,826)	$(11,779)	$(98,308)

Adjusted EBITDA is reconciled to net income (loss) as follows for the three months ended December 31, 2020 and 2019:

(in thousands of USD)	Three months ended December 31, 2020
	US	ROW	Corporate Expenses	Total
Net income (loss)	$(12,861)	$(92,969)	$(5,882)	$(111,712)
Adjustments
Interest expense (income), net	4	(3,153)	—	(3,149)
Income tax expense	180	179	—	359
Loss on revaluation of derivative liabilities	—	53,541	—	53,541
Gain on disposal of other investments	—	(46)	—	(46)
Share of loss from equity accounted investees	—	1,217	—	1,217
Loss from discontinued operations	—	131	—	131
Other loss (income)	(1)	1,250	—	1,249
Share-based payments	783	1,680	—	2,463
Review costs related to restatement of 2019 interim financial statements	—	—	864	864
Adjusted EBIT	(11,895)	(38,170)	(5,018)	(55,083)
Adjustments
Depreciation and amortization	130	1,820	—	1,950
Adjusted EBITDA	$(11,765)	$(36,350)	$(5,018)	$(53,133)

(in thousands of USD)	Three months ended December 31, 2019
	US	ROW	Corporate Expenses	Total
Net income (loss)	$(2,096)	$67,289	$(3,623)	$61,570
Adjustments
Interest income, net	(6)	(7,508)	—	(7,514)
Income tax expense	—	58	(116)	(58)
Repurposing charges	—	7,268	—	7,268
Financing and transaction costs	155	369	—	524
Gain on revaluation of derivative liabilities	—	(118,811)	—	(118,811)
Gain on disposal of other investments	—	(35)	—	(35)
Share of loss from equity accounted investees	—	505	—	505
Loss from discontinued operations	—	(300)	600	300
Other loss (income)	—	(50)	—	(50)
Share-based payments	714	2,956	—	3,670
Adjusted EBIT	(1,233)	(48,259)	(3,139)	(52,631)
Adjustments
Depreciation and amortization	41	916	—	957
Adjusted EBITDA	$(1,192)	$(47,343)	$(3,139)	$(51,674)

Adjusted operating loss
Management previously reviewed operating loss on an adjusted basis, which excluded certain income and expense items that management believed were not part of underlying operations. These items typically included repurposing charges and non-recurring charges such as the review costs related to the restatement of the Company's 2019 interim financial statements, the Company’s responses to the reviews of such interim financial statements by various regulatory authorities and legal costs defending shareholder class action complaints brought against the Company as a result of the restatement.

Management did not view these items to be part of underlying results as they may have been highly variable, unusual or infrequent, were difficult to predict or could distort underlying business trends and results. Management believed that adjusted operating loss provided useful insight into underlying business trends and results and provided a more meaningful comparison of year-over-year results. Management used to use adjusted operating loss for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. As a result of the appointment of Mr. Schmidt as President and Chief Executive Officer in September 2020 and a review of how management looks at the business, adjusted operating loss is no longer a primary metric upon which management views the consolidated business performance and results year-over-year.

(In thousands of USD)	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Reported operating loss	$(58,410)	$(63,569)	$(179,347)	$(121,108)
Adjustments
Review costs related to restatement of 2019 interim financial statements	864	—	9,688	—
Repurposing charges	—	7,268	—	7,268
Adjusted operating loss	$(57,546)	$(56,301)	$(169,659)	$(113,840)

Adjusted operating loss by segment
Management previously reviewed operating loss by segment, which excluded corporate expenses, and adjusted operating loss by segment, which further excluded certain income and expense items that management believed were not part of the underlying segment’s operations. Corporate expenses were expenses that relate to the consolidated business and not to an individual operating segment while the income and expense items typically included non-recurring charges such as repurposing charges and review costs related to the restatement of the Company's 2019 interim financial statements, the Company’s responses to the reviews of such interim financial statements by various regulatory authorities and legal costs defending shareholder class action complaints brought against the Company as a result of the restatement. Management did not view the income and expense items above to be part of underlying results of the segment as they may have been highly variable, unusual or infrequent, were difficult to predict and could distort underlying business trends and results. As a result of the appointment of Mr. Schmidt as President and Chief Executive Officer in September 2020 and a review of how management looks at the business, adjusted operating loss by segment is no longer the primary metric upon which management views the segment performance and results year-over-year.

(In thousands of USD)	Year ended December 31, 2020
	US	ROW	Total Segments	Corporate Expenses	Total
Reported operating loss	$(36,967)	$(111,807)	$(148,774)	$(30,573)	$(179,347)
Adjustments
Review costs related to restatement of 2019 interim financial statements	—	—	—	9,688	9,688
Adjusted operating loss	$(36,967)	$(111,807)	$(148,774)	$(20,885)	$(169,659)

(In thousands of USD)	Three months ended December 31, 2020
	US	ROW	Total Segments	Corporate Expenses	Total
Reported operating loss	$(12,678)	$(39,850)	$(52,528)	$(5,882)	$(58,410)
Adjustments
Review costs related to restatement of 2019 interim financial statements	—	—	—	864	864
Adjusted operating loss	$(12,678)	$(39,850)	$(52,528)	$(5,018)	$(57,546)

(In thousands of USD)	Year ended December 31, 2019
	US	ROW	Total Segments	Corporate Expenses	Total
Reported operating loss	$(2,777)	$(106,552)	$(109,329)	$(11,779)	$(121,108)
Adjustments
Repurposing charges	—	7,268	7,268	—	7,268
Adjusted operating loss	$(2,777)	$(99,284)	$(102,061)	$(11,779)	$(113,840)

(In thousands of USD)	Three months ended December 31, 2019
	US	ROW	Total Segments	Corporate Expenses	Total
Reported operating loss	$(1,947)	$(58,483)	$(60,430)	$(3,139)	$(63,569)
Adjustments
Repurposing charges	—	7,268	7,268	—	7,268
Adjusted operating loss	$(1,947)	$(51,215)	$(53,162)	$(3,139)	$(56,301)

Other items affecting the comparability of net income (loss) during FY 2020 and FY 2019 – consolidated
Review costs related to restatement of 2019 interim financial statements
For FY 2020, the Company reported review costs related to the restatement of 2019 interim financial statements of $9.7 million (Q4 2020: $0.9 million) within the general and administrative line in the consolidated statements of net Income (loss). These financial statement review costs include costs related to the restatement of the Company’s 2019 interim financial statements, costs related to the Company’s responses to requests for information from various regulatory authorities relating to such restatement and legal costs defending shareholder class action complaints brought against the Company as a result of the restatement. There were no costs related to the restatement of the Company's 2019 interim financial statement incurred during the year ended December 31, 2019.
Repurposing charges
For Q4 2019 and FY 2019, the Company reported pre-tax charges of $7.3 million related to the Company’s decision to redesign its efforts at the Peace Naturals Campus, which includes impairment costs, inventory write-down, and employee termination benefits. There were no repurposing costs incurred during FY 2020.
Interest income, net
For FY 2020, the Company reported interest income, net of $18.4 million, representing a decrease of $9.6 million from FY 2019 primarily due to the impact of a decrease in interest rates on cash and cash equivalents and short-term investments during FY 2020 compared to FY 2019.
For Q4 2020, the Company reported interest income, net of $3.1 million, representing a decrease of $4.4 million from Q4 2019 primarily due to the impact of a decrease in interest rates on cash and cash equivalents and short-term investments during Q4 2020 compared to Q4 2019.
Gain on revaluation of derivative liabilities
For FY 2020, the Company reported a gain on revaluation of derivative liabilities of $129.3 million representing a decrease of $1,147.6 million from FY 2019 primarily driven by a decrease in the Company's share price since December 31, 2019. The Company expects continued changes in derivative valuations as the Company’s share price fluctuates period-to-period. For further information, see Note 14 to the consolidated financial statements in Item 8 of the Company's Annual Report on Form 10-K.
For Q4 2020, the Company reported a loss on revaluation of derivative liabilities of $53.5 million representing a decrease of $172.4 million from Q4 2019 primarily driven by a decrease in the Company's share price since December 31, 2019. The Company expects continued changes in derivative valuations as the Company’s share price fluctuates period-to-period. For further information, see Note 14 to the consolidated financial statements in Item 8 of the Company's Annual Report on Form 10-K.
Impairment loss on goodwill and intangible assets
For FY 2020, the Company reported an impairment loss on goodwill and intangible assets of $40.0 million representing an increase of $40.0 million from FY 2019 primarily driven by a $35.0 million impairment charge on the U.S. reporting unit and a $5.0 million impairment charge on the Lord Jones™ brand during the year ended

December 31, 2020. For further information, see Note 11 to the consolidated financial statements in Item 8 of the Company's Annual Report on Form 10-K.
For Q4 2020 and Q4 2019, no impairment loss was recorded on goodwill and intangible assets.
Gain on disposal of other investments
For FY 2020, the Company reported a gain on disposal of other investments of $4.8 million representing a decrease of $11.5 million from FY 2019 primarily driven by a decrease in the sale of shares associated with the Whistler Transaction (as defined below) during FY 2020 compared to FY 2019. For further information, see Note 7 to the consolidated financial statements in Item 8 of the Company's Annual Report on Form 10-K.
For Q4 2020 and Q4 2019, the increase in gain on disposal of other investments did not materially impact the comparability of net income (loss).
Financing and transaction costs
For FY 2020, the Company reported financing and transaction costs of $0.04 million representing a decrease of $32.2 million from FY 2019 primarily driven by the increased financing and transaction costs incurred in FY 2019 compared to FY 2020 as a result of the Altria Investment and the Redwood Acquisition. For further information, see Note 27 and Note 14 to the consolidated financial statements in Item 8 of the Company's Annual Report on Form 10-K.
For Q4 2020, the Company reported no financing and transaction costs representing a decrease of $0.5 million from Q4 2019.
Income tax expense
For FY 2020, the Company reported an income tax expense of $1.3 million representing an increase of $1.3 million from FY 2019 primarily driven by changes in valuation allowance partially offset by a decrease in the fair value gain on financial liabilities.
For Q4 2020, the Company reported an income tax expense of $0.4 million representing an increase of $0.4 million from FY 2019 primarily driven by changes in valuation allowance and a decrease in the fair value gain on financial liabilities.

Foreign currency exchange rates

All currency amounts in this press release are stated in U.S. dollars ("USD"), which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to USD. The assets and liabilities of the Company’s foreign operations are translated into dollars at the exchange rate in effect as of December 31, 2020, December 31, 2019 and December 31, 2018 as reported on Bloomberg. Transactions affecting shareholders' equity are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and the consolidated statements of cash flows of the Company's foreign operations are translated into USD by applying the average foreign exchange rate in effect for the reporting period as reported on Bloomberg.

The exchange rates used to translate from USD to Canadian dollars (“C$”) is shown below:

(Exchange rates are shown as C$ per $)	Year ended December 31,
	2020	2019	2018
Average rate	1.3411	1.3268	1.2955
Spot rate	1.2751	1.2990	1.3639

For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com